EXHIBIT (a)(1)

VOXWARE, INC.

OFFER TO REPLACE ELIGIBLE OPTIONS

October 19, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., EASTERN TIME, ON NOVEMBER 16, 2007,
UNLESS THE OFFER IS EXTENDED

Voxware, Inc. (“Voxware,” the “Company,” “us” or “we”) is making this offer (the “Offer”) to certain employees of the Company to cancel certain outstanding stock options they hold to purchase Voxware common stock and replace those cancelled options with new options with a higher exercise price per share. A stock option will be subject to this Offer only to the extent that option meets each of the following conditions:

(i) The option was granted under the 2003 Stock Incentive Plan (the “2003 Plan”) during the period beginning on January 1, 2005 and ending on July 15, 2005;

(ii) The option has an exercise price per share less than the trading value per share of our common stock on the date that option was granted;

(iii) The option is held by an individual who is, upon the expiration date of the Offer, an employee of Voxware and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

(iv) The option is outstanding on the expiration date of the Offer.

However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate in the Offer.

An option that satisfies all of the foregoing conditions is designated an “Eligible Option” for purposes of this Offer.

The exercise price in effect under an Eligible Option may, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), be deemed to be a below-market exercise price. An option granted with a below-market exercise price would be subject to adverse tax consequences under Section 409A, including a twenty percent (20%) penalty tax. Accordingly, the Offer is being made to provide Eligible Optionees with an opportunity to avoid adverse taxation under Section 409A by having their Eligible Options cancelled and replaced with new options with a new exercise price per share.

If an Eligible Option is tendered and accepted pursuant to the Offer, the Eligible Option will be cancelled and immediately replaced with a new option (a “New Option”) that is exactly the same as the cancelled Eligible Option except that the exercise price per share will be equal to the lower of (a) the Trading Value per share of our common stock on the date that Eligible Option was granted and (b) the Trading Value per share of our common stock on the date on which the Eligible Option is replaced, but in no event will such exercise price be less than the exercise price in effect for the cancelled Eligible Option. For purposes of such exercise price formula, the Trading Value on the date the original Eligible Option was granted means the closing price per share of our common stock on the Over The Counter Bulletin Board ("OTCBB") on that date, and the Trading Value on the date the Eligible Option is replaced will be the closing price per share of our common stock on the Nasdaq Capital Market on that date.

The new exercise price per share that results from such formula will be designated the “Adjusted Exercise Price.” If the Adjusted Exercise Price as so determined would be the same as the exercise price per share currently in effect for the Eligible Option, then that option will be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share and expiration date, but with a new grant date, and that replacement option will also be designated a New Option. Such cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option.

Any New Option to be issued in cancellation and replacement of the Eligible Option will be granted under our 2003 Plan and will be fully vested as to all the option shares, just like the Eligible Option it replaces.

Each Eligible Optionee whose New Option has an Adjusted Exercise Price per share in excess of the exercise price in effect for his or her cancelled Eligible Option will become entitled to a special cash bonus (the “Cash Bonus”) with respect to that option. The amount of the Cash Bonus payable with respect to each such New Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price per share exceeds the exercise price per share in effect for the cancelled Eligible Option by (ii) the number of shares of Voxware common stock purchasable under the New Option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regular payroll date in January 2008. The delay in the payment of the Cash Bonus is required by applicable Internal Revenue Service (“IRS”) regulations. The payment, when made, will be subject to collection of all applicable withholding taxes required to be withheld by Voxware. The Cash Bonus will be paid whether or not you continue in the Company’s employ through the payment date.

The Offer set forth in this document and the related Letter of Transmittal will expire on the expiration date, currently set for November 16, 2007, unless extended (the “Expiration Date”).

If you are an Eligible Optionee, then we will send to you promptly after the commencement of the Offer a personalized Letter of Transmittal providing the following information with respect to each Eligible Option you hold:

  the grant date for that option,

  the current exercise price per share in effect for that option,

  the Trading Value per share of our common stock on the grant date for that option, and the number of shares qualifying as Eligible Option shares.

Subject to satisfaction of the conditions of the Offer, we currently intend to accept for cancellation and replacement on the Expiration Date all Eligible Options tendered by Eligible Optionees who properly accept the Offer.

As of October 18, 2007, options to purchase approximately 790,138 shares of our common stock were issued and outstanding under our 2003 Plan, including Eligible Options to purchase up to approximately 67,669 shares of our common stock. We are making this Offer upon the terms and subject to the conditions set forth in this Offer, including the conditions described in Section 7. You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

Although our Board of Directors has approved the making of this Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not replaced pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and such state tax laws). For that reason, we recommend that you consult with your personal tax, financial and legal advisor to determine the consequences of accepting or declining the Offer.

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Shares of our common stock are currently quoted on the Nasdaq Capital Market under the symbol “VOXW.” From March 1, 2001 through March 19, 2006, shares of our common stock were quoted on the OTCBB. On October 18, 2007, the closing price of our common stock on the Nasdaq Capital Market was $4.46 per share. Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each New Option is meant to reflect our view of what the trading price of our common stock will be in the short-, medium- or long-term.

You should direct questions about the Offer, or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO, or the Letter of Transmittal, to Janet Hoffner at 1-609-514-4100 extension 4126 or jhoffner@voxware.com.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO, or in the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer, the related Tender Offer Statement on Schedule TO, or the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. In addition, we have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer, the related Tender Offer Statement on Schedule TO, and the related Letter of Transmittal to which we have referred you.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission, nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your personal tax advisor to determine the tax consequences of electing to participate or not participate in the Offer.

IMPORTANT INFORMATION

If you wish to tender one or more of your Eligible Options for replacement, you must properly complete and sign the Letter of Transmittal in accordance with the applicable instructions for that form and submit that document and any other required documents to us by facsimile, mail or personal delivery using the following contact information:

By Facsimile:	1-609-514-4103

By Mail:	Voxware, Inc.
168 Franklin Corner Road
Lawrenceville, New Jersey 08648
Attn: Janet Hoffner

The key dates to remember in connection with the Offer are as follows:

  The commencement date of the Offer is October 19, 2007.

  The Offer will expire at 11:59 pm Eastern Time on November 16, 2007 (unless we extend the Offer).

  The Eligible Options will be replaced on November 19, 2007 (unless we extend the Offer).

  The Cash Bonus will become payable on the Company’s first regular payroll date in January 2008.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

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TABLE OF CONTENTS

		PAGE
INDEX TO SUMMARY TERM SHEET		1

SUMMARY TERM SHEET		2

CERTAIN RISKS RELATED TO PARTICIPATING IN THE OFFER		9

THE OFFER		10
1.	ELIGIBILE OPTIONS; ELIGIBLE OPTIONEES; EXPIRATION DATE; REPLACEMENT DATE; TRADING VALUE; CANCELLATION OF ELIGIBLE OPTIONS AND GRANT OF NEW OPTIONS; CASH BONUS; EXAMPLES; FORMER EMPLOYEES; ADDITIONAL CONSIDERATIONS	10
2.	PURPOSE OF THE OFFER	14
3.	STATUS OF ELIGIBLE OPTIONS NOT REPLACED	17
4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS	17
5.	WITHDRAWAL RIGHTS	18
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS	19
7.	CONDITIONS OF THE OFFER	20
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS	22
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS NEW OPTIONS	22
10.	NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS	25
11.	INFORMATION CONCERNING VOXWARE	25
12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS	27
13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER	29
14.	LEGAL MATTERS; REGULATORY APPROVALS	29
15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	30
16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT	31
17.	FEES AND EXPENSES	32
18.	ADDITIONAL INFORMATION	32
19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS	33

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF VOXWARE, INC.
SCHEDULE II	BENEFICIAL OWNERSHIP OF VOXWARE SECURITIES BY VOXWARE DIRECTORS AND EXECUTIVE OFFICERS

INDEX TO SUMMARY TERM SHEET

QUESTION		PAGE
1.	WHAT IS THE OFFER?	2

2.	WHY IS VOXWARE MAKING THE OFFER?	3

3.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?	3

4.	WHICH OPTIONS ARE ELIGIBLE FOR REPLACEMENT PURSUANT TO THE OFFER?	3

5.	ARE VOXWARE EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?	3

6.	WHAT ARE THE COMPONENTS OF THE OFFER?	4

7.	WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?	4

8.	WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO CODE SECTION 409A?	4

9.	WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?	5

10.	WILL MY NEW OPTIONS BE TAXED?	5

11.	HOW WILL MY CASH BONUS BE TAXED?	5

12.	WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?	5

13.	WHAT SECURITIES ARE SUBJECT TO THE OFFER?	5

14.	AM I REQUIRED TO PARTICIPATE IN THE OFFER?	6

15.	DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I ACCEPT THE OFFER WITH RESPECT TO ONE OR MORE SELECTED OPTIONS?	6

16.	WILL THE TERMS AND CONDITIONS OF MY NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?	6

17.	WHEN WILL MY ELIGIBLE OPTION BE REPLACED?	6

18.	WHAT HAPPENS IF THE TRADING VALUE OF THE VOXWARE COMMON STOCK ON THE REPLACEMENT DATE IS LESS THAN THE EXERCISE PRICE OF THE ELIGIBLE OPTION OR THE TRADING VALUE PER SHARE OF SUCH STOCK ON THE GRANT DATE OF THE ELIGIBLE OPTION?	6

19.	WHEN CAN I EXERCISE MY NEW OPTIONS?	6

20.	WHAT ARE THE CONDITIONS OF THE OFFER?	7

21.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?	7

22.	HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?	7

23.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTIONS?	7

24.	WHAT DOES VOXWARE THINK OF THE OFFER?	8

25.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	8

26.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?	8

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the accompanying Letter of Transmittal. The information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the accompanying Letter of Transmittal. We have included page references to the relevant sections of the document where you can find a more complete description of the topics addressed in this summary term sheet.

1. WHAT IS THE OFFER?

The Offer is a voluntary opportunity for eligible Voxware employees to elect to have certain outstanding options cancelled and replaced with new options and to become eligible under certain circumstances for a cash bonus payable in January 2008.

For purposes of this Offer, you should be familiar with the following terms.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for each New Option issued in replacement of a cancelled Eligible Option, and will be equal to the lower of (i) the Trading Value per share of our common stock on the date the cancelled Eligible Option was granted and (ii) the Trading Value per share of our common stock on the date on which the New Option is granted. However, in no event will the Adjusted Exercise Price, as so determined, be lower than the exercise price per share currently in effect for the replaced Eligible Option.

“Bonus Agreement” will mean the Cash Bonus Agreement that will evidence our unconditional obligation to pay the Cash Bonus.

“Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased as a result of the New Options issued in replacement pursuant to the Offer.

“Eligible Option” is an option that (i) was granted under the 2003 Stock Incentive Plan during the period beginning on January 1, 2005 and ending on July 15, 2005, (ii) has an exercise price per share that is less than the Trading Value per share of our Common Stock on the date that option was granted, (iii) is held by an Eligible Optionee and (iv) is outstanding on the expiration date of the Offer.

“Eligible Optionee” is each person who is, on the expiration date of the Offer, a Voxware employee subject to income taxation in the United States with respect to his or her Eligible Options.

“Letter of Transmittal” is the form that the Eligible Optionee must use to notify Voxware as to the particular Eligible Options he or she has elected to tender for replacement pursuant to the terms of the Offer.

“New Option” is the option that will be granted under the 2003 Plan in replacement of a tendered Eligible Option. The New Option will be exactly the same as the cancelled option except that the New Option will have an Adjusted Exercise Price and a new grant date. The New Option will be evidenced by a new option agreement that replaces the option documentation in effect for the cancelled option.

“Replacement Date” is the date on which the tendered Eligible Option is cancelled and replaced with a New Option. The Replacement Date will occur on November 19, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Trading Value” per share of our common stock on the date the original Eligible Option was granted will be deemed to be equal to the closing price per share of such stock on the Over The Counter Bulletin Board ("OTCBB"), and Trading Value per share of our common stock on the date the Eligible Option is replaced will be deemed to be equal to the closing price per share of such stock on the Nasdaq Capital Market.

“2003 Plan” will mean the Voxware, Inc. 2003 Stock Incentive Plan.

2. WHY IS VOXWARE MAKING THE OFFER?

Certain stock options granted to Voxware employees between January 1, 2005 and July 15, 2005 have an exercise price per share lower than the Trading Value of our common stock on the date those options were granted. As a result, those options may be deemed to have been granted with a below-market exercise price for tax purposes and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”). Voxware has decided to offer Eligible Optionees (as defined below) who hold options that may potentially be subject to Section 409A the opportunity to replace each such option with a New Option that will avoid adverse taxation under Section 409A. (Page 14)

3. WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

You are an Eligible Optionee and, therefore eligible to participate in the Offer, if you are a current employee of Voxware (or a subsidiary of Voxware) on the expiration date of the Offer and are subject to income taxation in the United States with respect to your Eligible Options. However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate in the Offer. (Page 11)

4. WHICH OPTIONS ARE ELIGIBLE FOR REPLACEMENT PURSUANT TO THE OFFER?

An outstanding option to purchase shares of Voxware common stock will be eligible for replacement pursuant to the Offer if that option meets each of the following conditions:

     (i) The option was granted under the 2003 Stock Incentive Plan (the “Plan”) during the period beginning on January 1, 2005 and ending on July 15, 2005;

     (ii) The option has an exercise price per share less than the Trading Value per share of our common stock on the date that option was granted;

     (iii) The option is held by an individual who is, on the expiration of this Offer, an Eligible Optionee; and

     (iv) The option is outstanding on the expiration date of this Offer.

An option that meets all of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. (Page 10)

The grant date for each Eligible Option and the exercise price per share currently in effect for that option are set forth on page 10 of this document. The individualized Letter of Transmittal that will be sent to you promptly after the commencement of the Offer will also set forth the grant date of each Eligible Option you hold, the Trading Value per share of our common stock on that date, and the number of shares of our common stock subject to that option. (Page 10)

5.	ARE VOXWARE EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?

None of our executive officers or non-employee members of the Voxware Board of Directors is eligible to participate in the Offer.

However, the following officers and Board members each hold stock options under the 2003 Plan that would have been Eligible Options but for the fact that those options were, on December 28, 2006, cancelled and replaced with New Options on terms similar to the terms of this Offer: Paul Commons, former Chief Financial Officer; Stephen Gerrard, Vice President and General Manager of International Operations; Kenneth Riley, Controller; Krishna Venkatasamy, Vice President, Product Development; David Vetter, Chief Technology Officer; and Donald R. Caldwell, non-employee Board member. Internal Revenue Service (“IRS”) regulations required those particular options to be so replaced prior to January 1, 2007.

With respect to Messrs. Commons, Gerrard, Riley, Venkatasamy, Vetter and Caldwell, the exercise prices under their New Options are higher than the exercise prices that were in effect for their cancelled options. In each instance, the exercise price per share under the New Options granted to those individuals is equal to the Trading Value per share of our common stock on the date the New Options were granted. As a result, those individuals are entitled to receive a cash bonus from us on January 3, 2008 to compensate them for the higher exercise price, provided they continue in the Company’s employ or service through such date, or their employment or service terminates before that date by reason of their death or disability, or in the case of an executive officer, an involuntary termination by the Company other than for cause. (Page 28)

6. WHAT ARE THE COMPONENTS OF THE OFFER?

If an Eligible Option is replaced pursuant to the Offer, then the exercise price of the New Option granted in replacement of the cancelled Eligible Option will be equal to the Adjusted Exercise Price. In addition, each Eligible Optionee whose Eligible Options are replaced with a New Option with an exercise price per share that is higher than the exercise price per share in effect under the cancelled Eligible Option will become entitled to a special cash bonus from Voxware (the “Cash Bonus”). The amount of the Cash Bonus payable with respect to each New Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share of the replaced Eligible Option by (ii) the number of shares of our common stock purchasable under the New Option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regular payroll date in January 2008. The delayed payment is required by applicable IRS regulations. The payment, when made, will be subject to collection of all applicable withholding taxes. The Cash Bonus will be paid whether or not you continue in our employ through the payment date. (Page 12)

If the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, then that option will, on the Replacement Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share and expiration date, but with a new grant date. The New Option will be fully vested as to all the option shares, just like the cancelled Eligible Option it replaces. The cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. (Page 11)

7. WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?

If you are not an employee of Voxware (or any Voxware subsidiary) on the expiration date of the Offer, then you will not be eligible to participate in the Offer, none of your tendered Eligible Options will be replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation as discussed in Section 2 of the Offer below. (Page 13)

8. WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO CODE SECTION 409A?

Section 409A was added to the Code, and the U.S. Treasury regulations issued thereunder provide that a stock option granted with an exercise price per share less than the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse taxation, including penalty taxes under Section 409A. Those adverse tax consequences can be avoided if certain remedial action is taken prior to the earlier of (i) December 31, 2007 or (ii) the date the optionee exercises his or her Eligible Options. Section 2 of the Offer summarizes the applicable tax consequences, and an illustration of their impact upon an Eligible Option that is not replaced pursuant to this Offer is provided on Page 15.

9. WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your New Option is granted. However, you will recognize taxable income when you receive the Cash Bonus. (Page 30)

10. HOW WILL MY NEW OPTIONS BE TAXED?

The tax status of your New Option under the federal income tax laws will depend upon whether the Adjusted Exercise Price per share of your New Option is at least equal to the Trading Value per share of our common stock on the Replacement Date. (Page 30)

Incentive Stock Option. If the Adjusted Exercise Price per share is at least equal to such Trading Value, then the New Option will be taxed as an incentive stock option. In that event, you will not recognize any taxable income for regular income tax purposes at the time the New Option is granted or at the time it is exercised. However, the amount by which the fair market value of the purchased shares at the time of exercise exceeds the exercise price paid for those shares will be included in your income for purposes of the alternative minimum tax. You will recognize taxable income for regular tax purposes when you sell the shares purchased under your New Option or when you make certain other transfers or dispositions of those shares. Your federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition of the shares purchased under your New Option. Further information concerning the tax treatment of qualifying and disqualifying dispositions is set forth in Section 15 of the Offer.

Non-Statutory Stock Option. If the Adjusted Exercise Price per share of your New Option is less than the Trading Value per share on the Replacement Date, then your New Option will be taxed as a non-statutory option. In that event, you will not recognize any taxable income at the time the New Option is granted. However, when the New Option is exercised, you will recognize ordinary income equal to the amount by which the fair market value of the purchased shares at the time of exercise exceeds the exercise price paid for those shares, and the Company must collect the applicable federal, state and local withholding taxes with respect to that income.

11. HOW WILL MY CASH BONUS BE TAXED?

You will be taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, Voxware must withhold all applicable U.S. federal, state and local income and employment withholding taxes required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes have been withheld. (Page 31)

If your Eligible Options are not replaced pursuant to the Offer, you will not receive any Cash Bonus with respect to those options. In addition, no Cash Bonus will be paid with respect to a New Option if the Adjusted Exercise Price of that option is the same as the exercise price of the tendered Eligible Option it replaces. (Page 13)

12. WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the adverse taxation under Section 409A (and similar state tax laws). You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and state tax laws). An example illustrating the applicable tax consequences may be found on Page 14 of this document.

13. WHAT SECURITIES ARE SUBJECT TO THE OFFER?

The Offer covers only Eligible Options. Promptly after the commencement of the Offer we will send to you (by mail or email) a personalized Letter of Transmittal summarizing the Eligible Options that you currently hold, including the grant date of each such option, the Trading Value of our common stock on the date that option was granted, the current exercise price per share in effect for the option, and the number of shares currently subject to that option (Page 10)

14. AM I REQUIRED TO PARTICIPATE IN THE OFFER?

No. Participation in the Offer is voluntary. You may choose to either tender your Eligible Options for replacement pursuant to the Offer or retain the current exercise prices for those options and seek another alternative to bring those options into compliance with Section 409A. If you decide to accept the Offer, you must timely submit a properly completed Letter of Transmittal for your tendered Eligible Options. (Page 17)

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the adverse taxation under Section 409A (and similar state tax laws). You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state tax laws). (Page 16)

15.	DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I ACCEPT THE OFFER WITH RESPECT TO ONE OR MORE SELECTED OPTIONS?

If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. If you wish to accept this Offer with respect to a particular Eligible Option, you must tender all of that option for replacement. (Page 17)

16.	WILL THE TERMS AND CONDITIONS OF MY NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?

Except for the adjustment to the exercise price per share and the new grant date, each New Option granted pursuant to this Offer will be subject to the same terms and conditions as the tendered Eligible Option it replaces, including the same expiration date. Each New Option to be issued in cancellation of the Eligible Option will be granted under the 2003 Plan and will be fully vested and exercisable as to all the option shares, just like the Eligible Option it replaces. (Page 22, Page 25)

17. WHEN WILL MY ELIGIBLE OPTION BE REPLACED?

Each tendered Eligible Option will, on the Replacement Date, be cancelled and immediately replaced with a New Option. As soon as administratively practicable after the Replacement Date, you will receive a new option agreement for the New Option granted in replacement of your tendered Eligible Option. (Page 19)

18.

WHAT HAPPENS IF THE TRADING VALUE OF THE VOXWARE COMMON STOCK ON THE REPLACEMENT DATE IS LESS THAN THE EXERCISE PRICE PER SHARE OF THE ELIGIBLE OPTION OR THE TRADING VALUE PER SHARE OF SUCH STOCK ON THE GRANT DATE OF THE ELIGIBLE OPTION?

If the Adjusted Exercise Price would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Replacement Date, be cancelled and immediately replaced with a New Option with the same exercise price as the cancelled option. (Page 11, Page 13)

19. WHEN CAN I EXERCISE MY NEW OPTIONS?

You may exercise a New Option at any time after grant and prior to expiration of the option term. Each election to exercise a New Option must be in writing, signed by you, and received by the Company at its principal office, accompanied by the replacement option agreement and payment of the exercise price in full in accordance with the payment provisions of the 2003 Plan. However, any such exercise will be subject to our insider trading policies and any interim blackout periods.

20. WHAT ARE THE CONDITIONS OF THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for replacement. (Page 20)

21.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The Offer will expire on November 16, 2007, at 11:59 p.m. Eastern Time, unless we extend the Offer.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the business day immediately following the previously scheduled expiration of the Offer period. (Page 11; Page 31)

22. HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?

To tender one or more of your Eligible Options for replacement pursuant to the Offer, you must properly complete and sign your Letter of Transmittal and timely deliver it to Voxware by facsimile, mail or personal delivery using the following contact information:

By Facsimile:	1-609-514-4103

By Mail or Personal	Voxware, Inc.
Delivery:	168 Franklin Corner Road
Lawrenceville, New Jersey 08648
Attn: Janet Hoffner

We must receive your completed Letter of Transmittal before 11:59 p.m. Eastern Time on November 16, 2007. If we extend the Offer beyond that time, you must deliver your completed and executed Letter of Transmittal before the extended expiration date of the Offer. (Page 17)

We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and signed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept your Eligible Options for replacement. Those options will not be replaced pursuant to this Offer, and no Cash Bonus will be paid with respect to those options.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will replace those options on the next business day thereafter. (Page 17)

23.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered Eligible Options at any time before 11:59 p.m. Eastern Time on November 16, 2007. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration date of the Offer. To withdraw your tendered options, you must send to us by facsimile at facsimile number 1-609-514-4103, by personal delivery or by mail to Voxware, Inc., 168 Franklin Corner Road, Lawrenceville, New Jersey 08648, Attn: Janet Hoffner, a properly completed and executed Withdrawal Form, with the required information while you still have the right to withdraw those options. We must receive your completed Withdrawal Form before 11:59 p.m. Eastern Time on November 16, 2007 (or until any extended expiration of the Offer). If you have withdrawn your Eligible Options and decide again that you want to participate in the Offer, you must re-tender those options pursuant to this Offer by following the tender procedures, as described in this document and the Letter of Transmittal, prior to the expiration of the Offer. (Page 18)

24. WHAT DOES VOXWARE THINK OF THE OFFER?

Although the Voxware Board of Directors has approved our making this Offer, neither the Company nor the Voxware Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. Voxware recommends that you consult with your personal tax, financial and legal advisors when deciding whether or not you should tender your Eligible Options. (Page 17)

25. WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is October 19, 2007.

The Offer will expire at 11:59 pm Eastern Time on November 16, 2007 (unless we extend the Offer).

The Eligible Options will be cancelled, and the New Options granted, on November 19, 2007 (unless we extend the Offer).

The Cash Bonus will become payable on the Company’s first regular payroll date in January 2008.

26. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Janet Hoffner at 1-609-514-4100 x4126 or jhoffner@voxware.com.

CERTAIN RISKS RELATED TO PARTICIPATING IN THE OFFER

Participating in the Offer involves certain risks, as discussed below in this Offer. In addition, information concerning risk factors included in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 “Additional Information.” You should carefully consider these risks, and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Tax-Related Risks.

The discussion in Section 2 and Section 15 of the Offer describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.

All option holders should consult with their own personal tax, financial and legal advisors as to the tax and other consequences of their participation in the Offer.

Procedural Risks.

You are responsible for making sure that your Letter of Transmittal and any subsequent Withdrawal Form are received by the designated recipient at Voxware prior to the expiration time. We intend to confirm the receipt of your Letter of Transmittal or any subsequent Withdrawal Form within two business days after receipt. If you have not received a confirmation within this time period, you should confirm that we have received your submissions by contacting Janet Hoffner at 1-609-514-4100 x4126 or jhoffner@voxware.com. If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you keep a copy of your submissions and proof of delivery or other transmittal in case we ask you for evidence of timely submission.

THE OFFER

1.

ELIGIBILE OPTIONS; ELIGIBLE OPTIONEES; EXPIRATION DATE; REPLACEMENT DATE; TRADING VALUE; CANCELLATION OF ELIGIBLE OPTIONS AND GRANT OF NEW OPTIONS; CASH BONUS; EXAMPLES; FORMER EMPLOYEES; ADDITIONAL CONSIDERATIONS.

Certain stock options granted to Voxware employees between January 1, 2005 and July 15, 2005 have an exercise price per share lower than the trading value of our common stock on the date those options were granted. As a result, those options may be deemed to have been granted with a below-market exercise price for tax purposes and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”). Voxware has decided to offer Eligible Optionees (as defined below) who hold options that may potentially be subject to Section 409A the opportunity to replace each such option with a New Option that will avoid adverse taxation under Section 409A.

The following concepts are important for purposes of understanding the terms of the Offer and its implications for certain Voxware stock options you hold

A. Eligible Options

An outstanding option to purchase shares of Voxware common stock will be eligible for replacement pursuant to the Offer if that option meets each of the following conditions:

     (i) The option was granted under the 2003 Stock Incentive Plan (the “2003 Plan”) during the period beginning on January 1, 2005 and ending on July 15, 2005;

     (ii) The option was granted with an exercise price per share that is less than the Trading Value of the underlying shares of our common stock on the date that option was granted;

     (iii) The option is held by an individual who is, on the expiration of this offer, an Eligible Optionee; and

     (iv) The option is outstanding on the expiration date of the Offer.

An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer.

The following chart provides information concerning the grant date of each Eligible Option subject to the Offer, the exercise price per share currently in effect for that option and the Trading Value per share of our common stock on the grant date of that option. The individualized Letter of Transmittal that will be sent to you promptly after the commencement of the Offer also sets forth the grant date of each of your Eligible Options, the exercise price per share currently in effect for that option, the Trading Value per share of our common stock on the date that option was granted, and the number of shares of common stock subject to each such option.

Option Grant Date	Current Exercise Price Per Share	Trading Value Per Share on Option
		Grant Date
1/26/05	$3.00	$6.75
3/23/05	$3.00	$8.25
5/01/05	$3.75	$9.00
7/01/05	$3.75	$6.15
7/15/05	$4.80	$6.00

B. Eligible Optionees

Individuals to whom Eligible Options have been granted will be Eligible Optionees for purposes of the Offer if they are, on the expiration date of the Offer, a current employee of Voxware (or any Voxware subsidiary) and subject to income taxation in the United States with respect to those options. However, none of the non-employee members of the Voxware Board of Directors and none of the Voxware executive officers are eligible to participate in the Offer.

C. Expiration Date

The Expiration Date of the Offer will occur at 11:59 p.m. Eastern Time on November 16, 2007, unless we decide to extend the period of time during which the Offer will remain open. In that event, the Expiration Date will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

D. Replacement Date

The Replacement Date will be the date the Eligible Options you tender pursuant to the Offer are cancelled and the New Options are concurrently issued in replacement. The Replacement Date is expected to occur on November 19, 2007, unless the Offer is extended.

E. Trading Value

The Trading Value per share of our common stock on the date the original Eligible Option was granted means the closing price per share of such stock on the Over The Counter Bulletin Board ("OTCBB") on that date, and the Trading Value per share of our common stock on the date the Eligible Option is replaced means the closing price per share of such stock on the Nasdaq Capital Market on the Replacement Date.

F. Cancellation of Eligible Options and Grant of New Options

Subject to the terms and conditions of the Offer, we will replace each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4, and not validly withdrawn in accordance with Section 5, before the Expiration Date.

If an Eligible Option is tendered and accepted pursuant to the Offer, the Eligible Option will be cancelled and immediately replaced with a new option (a “New Option”) that is exactly the same as the cancelled Eligible Option except (i) the exercise price per share of the New Option will be equal to the lower of (a) the Trading Value per share of Voxware common stock on the date the Eligible Option was granted and (b) the Trading Value per share of our common stock on the date on which the Eligible Option is replaced, and (ii) the option will have a new grant date. In no event will such exercise price be less than the exercise price in effect for the cancelled Eligible Option. The new exercise price per share will be designated the “Adjusted Exercise Price.”

If the Adjusted Exercise Price, as so determined, would be the same as the exercise price per share currently in effect for the Eligible Option, then that option will, on the Replacement Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share and expiration date, but with a new grant date, and that replacement option will also be designated a New Option. Such cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option.

Each New Option to be issued in cancellation of the Eligible Option will be granted under the 2003 Stock Incentive Plan and will be fully vested and exercisable as to all the option shares, just like the Eligible Option it replaces.

G. Cash Bonus

Each Eligible Optionee whose New Option has an Adjusted Exercise Price per share in excess of the exercise price per share in effect for his or her cancelled Eligible Option will become entitled to a special cash bonus (the “Cash Bonus”) with respect to that option. The amount of the Cash Bonus payable with respect to each such New Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price per share exceeds the exercise price per share in effect for the cancelled Eligible Option by (ii) the number of shares of Voxware common stock purchasable under the New Option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regular payroll date in January 2008. The delay in the payment of the Cash Bonus is required by applicable Internal Revenue Service (“IRS”) regulations. The payment, when made, will be subject to collection of all applicable withholding taxes required to be withheld by Voxware. The Cash Bonus will be paid whether or not you continue in the Company’s employ through the payment date.

H. Examples

The following examples will explain the manner in which the Adjusted Exercise Price for New Options will be determined and how the resulting Cash Bonus will be calculated.

EXAMPLE 1: Assume that you were granted an option to purchase 1,000 shares that had a grant date of January 26, 2005 and an exercise price per share of $3.00. That option is fully vested and exercisable. Further assume that the Trading Value of our common stock was $6.75 per share on the grant date for that option and that the Trading Value of our common stock on the Replacement Date is $7.00 per share. Finally, assume that none of the Eligible Option shares had been exercised as of the Replacement Date.

If you tender that Eligible Option, then that option will be cancelled and replaced with a New Option to purchase 1,000 shares with an exercise price per share of $6.75. The grant date of the New Option will be the Replacement Date, and the New Option will be taxable as a non-statutory option. In addition, you will receive a Cash Bonus in the amount of $3,750 determined by multiplying (i) $3.75 (the amount by which the $6.75 Adjusted Exercise Price for the New Option exceeds the $3.00 per share exercise price previously in effect for the cancelled Eligible Option) by (ii) the 1,000 shares purchasable under the New Option at the $6.75 per share Adjusted Exercise Price. Your Cash Bonus will become payable on the first regular payroll date in January 2008, subject to collection of all applicable withholding taxes.

EXAMPLE 2: Assume that you were granted an option to purchase 1,000 shares that had a grant date of March 23, 2005 and an exercise price per share of $3.00. That option is fully vested and exercisable. As of the Replacement Date none of the option shares have been exercised. Further assume that the Trading Value per share of our common stock was $8.25 on the grant date for that option and that the Trading Value of our common stock on the Replacement Date is $7.00 per share.

If you tender your Eligible Option, then that option will be cancelled and you will be granted a New Option to purchase 1,000 shares at an exercise price per share of $7.00. The grant date of the New Option will be the Replacement Date, and the New Option will be taxable as an incentive stock option. In addition, you will receive a Cash Bonus in the amount of $4,000 determined by multiplying (i) $4.00 (the amount by which the $7.00 Adjusted Exercise Price for that option exceeds the $3.00 per share exercise price previously in effect for that option) by (ii) the 1,000 shares purchasable under the option at the $7.00 per share Adjusted Exercise Price. Your Cash Bonus will become payable on the first regular payroll date in January 2008, subject to collection of all applicable withholding taxes.

EXAMPLE 3: Assume that you were granted an option to purchase 1,000 shares that had a grant date of July 15, 2005 and an exercise price per share of $4.80. That option is fully vested and exercisable. As of the Replacement Date none of the option shares have been exercised. Further assume that the Trading Value per share of our common stock was $6.00 on the grant date for that option and that the Trading Value per share of our common stock on the Replacement Date is $4.50 per share.

If you tender your Eligible Option, then that option will be cancelled on the Replacement Date, and you will be immediately issued a New Option with an exercise price of $4.80 per share for the 1,000 shares purchasable under the tendered grant. Except for the new grant date, the New Option will be the same as the cancelled Eligible Option it replaces, with the same exercise price per share and expiration date. The New Option will be taxable as an incentive stock option. Since the exercise price under the New Option will be the same as under the cancelled option, no Cash Bonus will be payable to you with respect to your New Option.

I. Former Employees

If you are not in the employ of Voxware (or any Voxware subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation in the manner discussed in Section 2 below.

J. Additional Considerations

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that Voxware continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:

     (a) any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend policy or our indebtedness or capitalization;

     (d) any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment; except we intend to declassify our Board of Directors, subject to shareholder approval at the 2007 Annual Meeting;

     (e) any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as replaced (the “1934 Act”);

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;

     (i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

     (j) any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person; except we intend to amend our articles of incorporation to declassify our Board of Directors, subject to stockholder approval at the 2007 Annual Meeting.

2. PURPOSE OF THE OFFER.

We are making this Offer to replace the Eligible Options because of potential adverse tax consequences that may apply to them under Section 409A of the Code. Section 409A subjects a stock option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, to adverse income taxation (as described below) unless that option is brought into compliance with Section 409A prior to exercise. Voxware options granted between January 1, 2005 and July 15, 2005 have exercise prices per share less than the Trading Prices per share of our common stock on the dates those options were granted. As a result, one or more of those options may be deemed, for Section 409A purposes, to have been granted with a below-market exercise price. Accordingly, Voxware has decided to offer Eligible Optionees who hold those options the opportunity to replace each such option and thereby avoid potential taxation under Section 409A.

Unless certain remedial action is taken before the earlier of (i) December 31, 2007 or (ii) the date the optionee exercises his or her Eligible Options, the optionee will be subject to the following adverse tax consequences under Section 409A, beginning with the 2008 calendar year.

     Taxation in Calendar Year 2008. To the extent the optionee continues to hold in the 2008 calendar year unexercised Eligible Options that vested prior to that year, or vest during that year, the optionee will recognize taxable income for the 2008 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2008 calendar year, even though the Eligible Option has not been exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income, but it is likely that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2008 calendar year or (ii) December 31, 2008.

     Tax Penalty. In addition to normal income taxes payable on the income recognized under the affected options on the applicable tax measurement date for the 2008 calendar year, the optionee would also be subject to an additional tax penalty equal to 20% of the income recognized on such date.

     Interest Penalty Measured From Year of Vesting. To the extent the Eligible Option outstanding in the 2008 calendar year vested as to one or more shares during the 2005 calendar year, the optionee will incur an interest penalty payable with his or her tax return for the 2008 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for the 2005 calendar year had he or she been taxed on the spread which existed on those vested shares on December 31, 2005 (the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during the 2005 calendar year exceeded the exercise price payable for those shares). For purposes of such calculation, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares which vested under the Eligible Option during the 2005 calendar year. The tax amount resulting from such calculation is not actually payable for the 2005 calendar year, but will trigger an interest penalty on that amount for the period beginning April 15, 2006 and continuing until the date the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. To the extent the Eligible Option vested as to one or more shares during the 2006 calendar year, the optionee would perform the same calculation based on the December 31, 2006 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continuing until the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. The same calculation would also be applicable for any shares which vested under the Eligible Option during the 2007 calendar year based on the option spread which existed on those particular shares on December 31, 2007, and the interest penalty would accrue from April 15, 2008 until the optionee pays the accrued interest with his or her 2008 calendar year taxes. Finally, there would also be an additional interest penalty with respect to the shares which vested during the 2005 and 2006 calendar years but remained unexercised in the 2008 calendar year, if their year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than their year-end trading value in the immediately preceding calendar year. The interest penalty would be calculated on the basis of that appreciation in the same manner as above, and would accrue until the date the optionee pays that interest penalty with his or her 2008 calendar year taxes.

     Continued Taxation of Vested Shares. The optionee will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises the options.

     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.

     State Taxes. Certain states have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:

EXAMPLE. Optionee was granted an option for 1,000 shares with a grant date of July 1, 2005 and an exercise price of $3.00 per share. The Trading Value per share of our common stock on the grant date for that option was $6.75. Assume the option was scheduled to vest in two equal annual installments on December 31, 2005 and 2006. Unless remedial action under Section 409A is taken before December 31, 2007 (or any earlier exercise of the option), the 1,000 option shares as to which the option vested during 2005 and 2006 would be taxed as follows under Section 409A:

     Taxation in Calendar Year 2008: On the applicable tax measurement date in the 2008 calendar year, the optionee would recognize taxable income equal to the amount by which the trading value of the 1,000 shares exceeded the exercise price payable for those shares. If we assume that the option is exercised for those 10,000 shares on September 5, 2008, when the fair market value is $7.00 per share, and that such date is the applicable tax measurement date for Section 409A purposes, then the optionee will recognize $4,000 of taxable wages (1,000 x ($7.00 - $4.00)) in 2008. In addition, the optionee would incur a 20% penalty tax in the amount of $800. There would also be an interest penalty assessed with respect to the 500 shares which vested in 2005. That interest penalty would be based on the taxes that would have been due on April 15, 2006 had the optionee been taxed at the rate of 35% on the spread which existed on those 500 shares on December 31, 2005 (the amount by which the market price of those 500 shares on December 31, 2005 exceeded the $3.00 exercise price payable for those shares). The interest penalty on those particular shares would accrue until the optionee pays that interest penalty with his or her 2008 calendar year taxes. In addition, there would be an interest penalty assessed with respect to the 500 shares which vested in 2006. That interest penalty would be based on the taxes that would have been due on April 15, 2007 had the optionee been taxed at the rate of 35% on the spread which existed on those 500 shares on December 31, 2006 (the amount by which the market price of those 500 shares on December 31, 2006 exceeded the $3.00 exercise price payable for those shares). There would also be an additional interest penalty with respect to the shares which vested during the 2005 and 2006 calendar years, to the extent their year-end trading value in each calendar year subsequent to the calendar year of vesting exceeded their year-end fair market value in the immediately preceding year. The interest penalty with respect to that appreciation would be calculated in the same manner as for the 2005 and 2006 calendar year and would accrue until the optionee pays that interest penalty with his or her 2008 calendar year taxes. There will also be the possibility of adverse taxation under the tax laws of the state in which the optionee resides.

     Continued Taxation: If the option is not exercised in the 2008 calendar year, the optionee will still recognize taxable income in that year. It is likely that the amount of taxable income and the 20% penalty tax will be based on the option spread which exists on the 1,000 shares as of December 31, 2008; however, there is at present no actual IRS guidance on the appropriate tax measurement date. In addition, the optionee would continue to be subject to income taxation and the 20% penalty tax in each subsequent calendar year the option remains outstanding after the 2008 calendar year, and the amount of such taxation would be based on any subsequent appreciation in the value of the shares since the last tax measurement date for those shares under Section 409A.

     Exercise in 2007 Calendar Year: If you exercise an Eligible Option in 2007 without first bringing that option into compliance with Section 409A, then the 20% penalty tax under Section 409A with respect to that exercised option will be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) that existed at the close of the 2005 and 2006 calendar years on the option shares initially vesting in those years and any additional increase to the 2005 option spread that existed at the end of the 2006 calendar year.

If you elect not to tender your Eligible Options for replacement pursuant to the Offer and do not otherwise take remedial action to bring your Eligible Options into compliance with Section 409A, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws.

To avoid any adverse tax consequences under Section 409A with respect to the portion of your currently outstanding Eligible Options, you must take remedial action to bring those options into compliance with the requirements of Section 409A. Basically, two courses of remedial action are available as described below. Voxware is now offering you the opportunity to bring your Eligible Options into compliance with Section 409A only through the replacement alternative described in paragraph (ii) below.

     (i) You could designate a specific schedule for the exercise of your Eligible Option, beginning with the 2008 or any later calendar year. Accordingly, you would have to designate the particular calendar year or years in which that Eligible Option is to be exercised and the number of shares to be exercised in each such year. As part of your designated exercise schedule, you could provide for immediate exercise of the vested shares subject to the Eligible Option upon the earlier of your termination of employment with Voxware or a change in control or ownership of Voxware, but in no event earlier than January 1, 2008. However, this alternative will not be available if you exercised any Eligible Option after December 31, 2005; or

     (ii) Your Eligible Option could be replaced with a New Option with an exercise price equal to the Adjusted Exercise Price determined for that option. The New Option should be in compliance with Section 409A, and, accordingly, you would avoid taxation under Section 409A and could exercise that option as you choose, subject only to the existing exercise provisions and option term in effect for such option.

Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to Voxware for replacement. The exercise price per share for each New Option will be equal to the Adjusted Exercise Price determined for that option, and that New Option should not be subject to the adverse tax consequences under Section 409A described above.

Neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for replacement, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not replaced pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and state tax laws). You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your personal tax, financial and legal advisors.

3. STATUS OF ELIGIBLE OPTIONS NOT REPLACED.

If you choose not to tender your Eligible Options for replacement, those options will continue to remain outstanding in accordance with their existing terms, and may potentially be subject to adverse tax consequences under Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state tax laws).

4. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

Proper Tender of Options. Voxware will send you a personalized Letter of Transmittal to use if you wish to tender your Eligible Options. The Letter of Transmittal will contain a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares that are potentially subject to Section 409A, the grant date of that option, the current exercise price per share in effect for such option, and the Trading Value per share of our common stock on the grant date.

To validly tender your Eligible Options, you must, in accordance with the terms of your Letter of Transmittal, properly complete, sign and timely deliver that Letter of Transmittal to us by facsimile, mail or personal delivery using the following contact information:

By Facsimile:	1-609-514-4103

By Mail or Personal	Voxware, Inc.
Delivery:	168 Franklin Corner Road
Lawrenceville, New Jersey 08648
Attn: Janet Hoffner

Responses submitted by any other means, including email, are not permitted.

We must receive your Letter of Transmittal before the Expiration Date. If we extend the Offer beyond that time, we must receive your completed and signed Letter of Transmittal before the extended Expiration Date of the Offer.

We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive your properly completed and duly executed Letter of Transmittal prior to the expiration of the Offer, your Eligible Options will not be replaced pursuant to the Offer, and you will not be eligible for any Cash Bonus.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the tendering Eligible Optionee. We recommend that you keep a copy of your Letter of Transmittal and record of delivery. In all cases, you should allow sufficient time to ensure timely delivery.

You cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the remaining the options.

If your Letter of Transmittal includes any option that is not an Eligible Option, or includes only a portion of your outstanding Eligible Option, then we will not accept the tendered option or portion for replacement, but we do intend to accept for replacement each properly tendered Eligible Option set forth in the Letter of Transmittal.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that constitutes an Eligible Option for purposes of the Offer, (ii) the Adjusted Exercise Price to be in effect under each New Option, (iii) the number of shares of our common stock purchasable under the New Option at the Adjusted Exercise Price, and (iv) the amount of the Cash Bonus payable with respect to each New Option. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form, or that we determine are unlawful to accept. Otherwise, we intend to accept for replacement each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer, or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for replacement all properly and timely tendered Eligible Options that have not been validly withdrawn, and on the Replacement Date those Eligible Options will be cancelled and immediately replaced with a New Option granted under the 2003 Plan that is exactly the same as the cancelled option but with a new grant date and an exercise price per share equal to the Adjusted Exercise Price.

Our acceptance of your tendered Eligible Options for replacement pursuant to the Offer will constitute a binding agreement between us and subject you to the terms and conditions of the Offer. Accordingly, as soon as administratively practicable after the Replacement Date, we will deliver to you an option agreement evidencing each New Option. You will also receive a Bonus Agreement evidencing our unconditional obligation to pay you on the Company’s first regular payroll date in January 2008 the Cash Bonus calculated for each of your New Options.

5. WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

     (i) You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Eastern Time, on the Expiration Date of the Offer by following the procedure outlined in Section 5(ii) below. In addition, unless we accept and replace your Eligible Options before 12:00 midnight, Eastern Time, on December 18, 2007 (the 40th business day after the October 19, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.

     (ii) To validly withdraw your tendered Eligible Options, you must timely deliver to us a properly completed and duly executed Withdrawal Form by facsimile, mail or personal delivery using the following contact information:

By Facsimile:	1-609-514-4103

By Mail or Personal	Voxware, Inc.
Delivery:	168 Franklin Corner Road
Lawrenceville, New Jersey 08648
Attn: Janet Hoffner

To obtain a copy of the Withdrawal Form, contact Janet Hoffner at 1-609-514-4100 x4126 or email your request to jhoffner@Voxware.com.

YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE ELIGIBLE OPTION.

The Withdrawal Form must be executed by the Eligible Optionee who tendered the Eligible Option to be withdrawn.

You may not rescind any withdrawal, and any tendered Eligible Option you subsequently withdraw will no longer be deemed tendered for replacement pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by following the procedures described in Section 4. The new tender must be properly completed, signed and dated after both the date of your original Letter of Transmittal and the date of any subsequent Withdrawal Form.

Neither Voxware nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS.

Subject to the terms and conditions of the Offer, we will, upon the Expiration Date, accept for replacement all Eligible Options that have been properly tendered and not validly withdrawn prior to the Expiration Date. For each tendered Eligible Option that is cancelled pursuant to the Offer, we will grant a New Option in replacement on the next business day, currently scheduled to be November 19, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be replaced on the first business day following the extended Expiration Date.

We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for replacement. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable after the Replacement Date, deliver (i) a new option agreement to each Eligible Optionee whose Eligible Options have been replaced with a New Option pursuant to the Offer and (ii) a Bonus Agreement evidencing our unconditional obligation to pay such Eligible Optionee the applicable Cash Bonus on the Company’s first regular payroll date in January 2008. Such Cash Bonus will be paid whether or not the Eligible Optionee continues in our employ through the payment date.

However, if you are not in the employ of Voxware (or any Voxware subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation in the manner discussed below. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and state tax laws).

7. CONDITIONS OF THE OFFER.

We will not accept any Eligible Options tendered to us for replacement, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for replacement, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as replaced (the “1934 Act”), if at any time on or after October 19, 2007, and prior to the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for replacement:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the cancellation of tendered options and the grant of New Options in replacement thereof, the payment of the applicable Cash Bonuses, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial or other condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, replaced, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  make the cancellation of the tendered options and the grant of New Options in replacement thereof illegal, or otherwise restrict or prohibit consummation of the Offer, or otherwise relate in any manner to the Offer;

  delay or restrict our ability, or render us unable, to accept for replacement some or all of the tendered Eligible Options;

  materially impair the benefits that we hope to convey as a result of the Offer, which we believe would occur as a result of further changes to Section 409A of the Code, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

  materially and adversely affect our business, financial or other condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

     (c) there shall have occurred:

  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  any general suspension of our ability to issue equity under the 2003 Plan, or pursuant to the registration statement on Form S-8 registering shares of our common stock for issuance under the 2003 Plan;

  any significant change in the market price of the shares of our common stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial or other condition, operating results, operations or prospects, or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

  any decline in the Dow Jones Industrial Average, the Nasdaq Stock Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 18, 2007;

     (d) there shall have occurred any change in generally accepted accounting principles, or the application or interpretation thereof, that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting principles in effect at the time we commence the Offer;

     (e) a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

  any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before October 19, 2007;

  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before October 19, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

     (f) any change or changes shall have occurred in our business, financial or other condition, assets, operating results, operations, prospects or stock ownership, or that of our subsidiaries, as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries, or otherwise makes it inadvisable for us to proceed with the Offer; or

     (g) any rules, regulations or actions by any governmental authority, the Nasdaq Stock Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Voxware that make it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Our failure at any time to exercise any of these rights may be deemed a waiver of such rights, and any waiver of a material condition would require that at least five business days remain in the Offer following the date we announce the waiver. Any determination we make concerning the events described in this Section 7 may be challenged by an Eligible Optionee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for the Eligible Options or any other options granted under the 2003 Plan.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “VOXW.” The following table shows, for the periods indicated, the high and low selling prices per share of our common stock on the Nasdaq Capital Market.

QUARTER	HIGH	LOW
Fiscal Year Ended June 30, 2007
First Quarter	7.00	3.80
Second Quarter	5.59	3.00
Third Quarter	5.25	2.04
Fourth Quarter	8.86	1.83
Fiscal Year Ended June 30, 2006
First Quarter	0.11	0.04
Second Quarter	9.745	0.044
Third Quarter	7.50	4.88
Fourth Quarter	7.25	4.15

On October 18, 2007 the closing price of our common stock on the Nasdaq Capital Market was $4.46 per share.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. If we accept the tender of your Eligible Options, then those options will, on the Replacement Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same expiration date, but with an Adjusted Exercise Price and a new grant date. Any New Option to be issued in cancellation of an Eligible Option will be granted under the 2003 Plan.

Should you accept this Offer, then with respect to each of your New Options that has an Adjusted Exercise Price per share that is higher than the exercise price that was in effect for the cancelled Eligible Option such option replaces, you will be eligible to receive the special Cash Bonus. The Cash Bonus will be paid from our general assets on the Company’s first regular payroll date in January 2008, and you will be a general creditor of Voxware with respect to the Cash Bonus. No Cash Bonuses will be paid with respect to any New Option that has an exercise price per share that is the same as in effect for the cancelled option it replaces.

If all Eligible Options tendered pursuant to the Offer are replaced, then the resulting New Options will cover approximately 67,669 shares of our common stock, which represents approximately 1.06% of the total number of shares of our common stock outstanding as of October 18, 2007, and the Cash Bonuses payable pursuant to this Offer will be in the total maximum dollar amount of approximately $161,654 assuming the exercise price of each tendered Eligible Option is increased to the Trading Value per share on the date that option was granted.

Terms of New Options. The replacement of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the Eligible Optionee at any time, for any reason, with or without cause.

The Eligible Options have all been granted pursuant to the 2003 Plan, and any New Option to be issued in cancellation of the Eligible Option will be granted under such Plan.

The following is a description of the principal features of the 2003 Plan under which the Eligible Options are outstanding. The description of the 2003 Plan is subject to, and qualified in its entirety by reference to, all the provisions of the 2003 Plan and the form of stock option agreement in effect for the Eligible Options granted under that Plan. The complete documents for the 2003 Plan have been filed as Exhibit 10.26 and 10.27 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 14, 2003. Copies of the 2003 Plan and the form of stock option agreement are available on the Company’s intranet under “Tender Offer”. Please contact us at 168 Franklin Corner Road, Lawrenceville, New Jersey 08648, Attn: Janet Hoffner to receive a copy of the plan document and the form of stock option agreement. We will promptly furnish you copies of those documents at our expense. The stock option agreement to be used to evidence each New Option granted in replacement of an Eligible Option cancelled pursuant to the Offer has been filed with the SEC as an exhibit to the Schedule TO.

      Administration. The Compensation Committee of our Board of Directors has the authority to administer the 2003 Plan and to grant stock options and other equity awards under the 2003 Plan. In addition, our Special Equity Award Committee has the authority to grant stock options and other equity awards to individuals (other than our executive officers or Board members) eligible to receive awards under such plan.

      Share Reserve. 984,734 shares of common stock are reserved for issuance over the term of the 2003 Plan. As of October 18, 2007, options to purchase 790,138 shares of common stock were outstanding under the 2003 Plan, 187,586 restricted stock units were outstanding under the 2003 Plan, 392,262 shares had been issued under the 2003 Plan and 7,010 shares remained available for issuance. The shares of common stock issuable under the 2003 Plan may be drawn from shares of our authorized but unissued common stock, or from shares of our common stock that we reacquire, or a combination thereof.

      Eligibility. Officers, employees and consultants in our service, or in the service of our subsidiaries, are eligible to receive option grants and restricted stock unit awards under the 2003 Plan. No participant may receive option grants and restricted stock unit awards under the 2003 Plan for more than 200,000 shares of common stock.

      Option Terms. Each granted option has an option term and exercise price per share determined by the plan administrator. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire three (3) months following the optionee’s cessation of service, unless such cessation of service occurs by reason of the optionee’s death or permanent disability. In that event, the limited exercise period will expire one (1) year after such cessation of service. In no event, however, may any option be exercised after the expiration of the term in effect for that option.

      Change of Control. In the event of a change in control, each outstanding option under the 2003 Plan will accelerate in full, unless assumed or otherwise continued in effect by the successor corporation. The plan administrator has complete discretion to grant one or more options under the 2003 Plan which will become exercisable for all the shares subject to the option in the event the optionee's service with the Company or the successor entity is terminated (actually or constructively) following a change in control transaction in which those options are assumed or otherwise continued in effect. The plan administrator also has the discretion to structure one or more option grants under the 2003 Plan so that those options will immediately vest upon a change in control, whether or not the options are to be assumed or otherwise continued in effect.

      Shareholder Rights and Option Transferability. No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of descent and distribution following optionee’s death, and during the optionee’s lifetime the option may only be exercised by the optionee.

      Changes in Capitalization. In the event of stock split, stock dividend, recapitalization, combination or reclassification of the common stock, spin-off or any similar change in capitalization, or any distribution to holders of common stock other than a normal cash dividend, adjustments will be made to (i) the class and/or maximum number of securities issuable under the 2003 Plan, and (ii) the class and/or number of securities and the exercise price per share in effect under each outstanding option. All such adjustments will be made in such manner as the plan administrator deems appropriate, and such adjustments shall be final, binding and conclusive.

      Amendment and Termination. Our Board of Directors may amend or modify any outstanding options under the 2003 Plan, but any amendment or modification that would impair the rights of the option holder will require the consent of that person.

      Taxation of Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares.

      The optionee will recognize any taxable income for regular tax purposes in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, a disqualifying disposition will result. The two-year requirement for a qualifying disposition of shares purchased under any New Option granted pursuant to the Offer will be measured from the Replacement Date on which that New Option is granted.

      Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or any loss recognized upon the disposition will be taxable as a capital gain or capital loss.

      If the optionee makes a disqualifying disposition of the purchased shares, we will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

      Taxation of Non-Statuory Stock Options The optionee will recognize taxable income at the time the non-statutory option is exercised. Such taxable income will be equal to the amount by which the fair market value of the purchased shares at the time of exercise exceeds the exercise price paid for those shares, and we must collect the applicable federal, state and local withholding taxes with respect to that income. We will be entitled to an income tax deduction in an amount equal to that income.

      Upon the sale of the shares purchased under a non-statutory option, the optionee will recognize capital gain in an amount equal to the excess of (i) the amount realized upon the sale of those shares over (ii) the fair market value of the shares on the date they were acquired upon the exercise of the non-statutory option. The gain will be long-term if the shares are held for at least one year after the exercise date.

Accounting Treatment of the 2003 Plan.

In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123(R) (revised 2004) (“FAS 123(R)”), effective July 1, 2006, the stock options that we grant to our employees under the 2003 Plan must be valued, under an appropriate valuation formula, at their fair value as of the grant date, and that fair value must then be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options outstanding under the 2003 Plan on the July 1, 2006 effective date of FAS 123(R), with the grant date fair value of those unvested options to be expensed against our earnings over the remaining vesting period.

Please see Section 13 for a discussion of the accounting treatment of the Offer.

10. NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Each New Option will be exactly the same as the cancelled Eligible Option it replaces, but with a new grant date and an exercise price equal to the Adjusted Exercise Price. Each New Option will be fully vested and exercisable as to all the option shares, just like the cancelled Eligible Option it replaces.

11. INFORMATION CONCERNING VOXWARE.

Voxware is a leading provider of voice-based technology solutions that optimize the front line logistics and distribution center workforce. Voxware’s product, VoiceLogistics®, enables warehouse workers to perform a wide array of logistics tasks such as picking, receiving, put away, replenishment, loading and returns processing more efficiently and effectively. VoiceLogistics also provides distribution center management with an effective tool for managing the performance of assigned tasks by workers while reducing logistics costs and optimizing complex materials handling processes.

Voxware’s VoiceLogistics solution is a combination of software, hardware and professional services. Enabled by our patented speech recognition VoiceXML Web browser technology, the VoiceLogistics solution creates a dynamic, real-time link between highly mobile workers, the warehouse management system (“WMS”) and supervisory personnel. In other words, warehouse workers wearing a small wireless portable computer receive their directions on where to go and what product/parts to pick via a computer voice generated from the Company’s application. The warehouse worker in turn talks back to the computer, telling it what product/parts they have retrieved and asking for the next set of instructions. Unlike a paper based system, this is real-time reporting with its inherent advantages. Additionally, unlike a bar code scanning system, it is hands-free, thus enabling the worker to be more productive and just as accurate. We believe that our patented solution is unique in the industry because it is the first open standards, Web-based, people-centric, interactive speech recognition technology engineered specifically to operate in highly demanding industrial environments. VoiceLogistics offers broad language support for a culturally diverse workforce.

Voxware sells VoiceLogistics primarily to large companies that operate warehouses and distribution centers. Voxware has customers from a variety of industry sectors, including food service, grocery, retail, consumer packaged goods, automotive parts, third-party logistics providers and wholesale distribution. Voxware’s technology has the ability to integrate easily (generally in less than 60 days) with an external WMS. VoiceLogistics revenues are generated primarily from hardware product sales, software license fees, professional services and maintenance fees.

Voxware is incorporated in Delaware, and its principal executive offices are located at 168 Franklin Corner Road, Lawrenceville, New Jersey 08648. The Company’s telephone number is 1-609-514-4100.

Financial Information. The following table sets forth selected consolidated financial operating data for Voxware. The selected historical statement of operations data for the fiscal years ended June 30, 2007 and June 30, 2006, and the selected historical balance sheet data as of June 30, 2007 and June 30, 2006, have been derived from the consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007 (the “2007 Form 10-KSB”) that have been audited by BDO Seidman, LLP, our independent registered public accounting firm.

The information presented below should be read together with the complete financial statements and notes related thereto, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2007 Form 10-KSB. We have presented the following data in thousands, except per share data.

	Fiscal Year Ended
	June 30,	June 30,
	2007	2006
	(In thousands, except per share data)
Consolidated Statements of Operations Data
Net sales	15,420	15,478
Gross profit	8,922	8,033
Earnings (loss) from operations	(1,973)	(6,946)
Net income (loss)	(1,936)	(6,991)
Net income (loss) per share (basic)	(0.31)	(1.22)
Net income (loss) per share (diluted)	(0.31)	(1.22)

Shares used in computing basic
earnings (loss) per share	6,291,607	5,595,943
Shares used in computing diluted
earnings (loss) per share	6,391,607	5,595,943

	Fiscal Year Ended
	June 30,	June 30,
	2007	2006
Consolidated Balance Sheet Data
Cash, cash equivalents and marketable securities	4,961	6,909
Current assets	11,720	10,071
Noncurrent assets	53	187
Current liabilities	8,439	6,066
Noncurrent liabilities	941	253
Total shareholders’ equity	2,752	4,327
Book value per common share	0.43	0.69

The following table shows our historical ratio of earnings to fixed charges for the two most recent fiscal years.

52 Weeks Ended	52 Weeks Ended
June 30, 2007	June 30, 2006
(10.4)	(25.1)

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax plus fixed charges and minority interest. Fixed charges consist of interest expense (whether expensed or capitalized), amortization of debt expenses, discount and premium, preferred dividends and a portion of rental expense estimated to be attributable to interest.

See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.

A list of the current members of our Board of Directors and executive officers is attached as Schedule I to this document. As of October 8, 2007 our executive officers and Board members, as a group, beneficially owned outstanding options under our 2003 Plan and our 1994 Stock Option Plan to purchase a total of 380,131 shares of our common stock, and restricted stock units under those plans covering an additional 15,629 shares of our common stock. That number represented approximately 40.37% of the aggregate number of shares of our common stock subject to all options and restricted stock units outstanding under our various stock plans as of that date.

No Voxware executive officer or non-employee member of the Board of Directors is eligible to participate in the Offer. The following executive officers and directors each hold stock options under the 2003 Plan that would have been Eligible Options but for the fact those options were, on December 28, 2006, cancelled and replaced with New Options on terms similar to the terms of this Offer: Paul Commons, former Chief Financial Officer; Stephen Gerrard, Vice President and General Manager of International Operations; Kenneth Riley, Controller and Interim Chief Financial Officer; Krishna Venkatasamy, Vice President of Product Development; David Vetter, Chief Technology Officer; and Donald R. Caldwell, non-employee Board member. IRS regulations required those particular options to be so replaced prior to January 1, 2007.

With respect to Messrs. Commons, Gerrard, Riley, Venkatasamy, Vetter and Caldwell, the exercise prices of their New Options are higher than the exercise prices that were in effect for their cancelled options. In each instance, the exercise price per share under the New Options granted to those individuals is equal to the Trading Value per share of our common stock on the date the New Options were granted. As a result, those individuals are entitled to receive a cash bonus from us on January 3, 2008 to compensate them for the higher exercise price, provided they continue in the Company’s employ or service through such date, or their employment or service terminates before that date by reason of their death or disability, or in the case of an executive officer, an involuntary termination by the Company other than for cause.

The following table summarizes the grant date of the cancelled option, the number of affected option shares, the exercise price per share that was in effect under the cancelled option, the new exercise price per share in effect under each replacement option, and the bonus payable to each named individual.

Name	Grant Date	Number of	Exercise	Exercise	Bonus
	of Cancelled	Affected	Price	Price	Payable in
	Option	Option	(per share)	(per share)	January
		Shares	of Cancelled	of New	2008
			Option	Option
Paul Commons (1)	1/26/05	34,110	$3.00	$3.27	$9,209.70
	7/15/05	13,333	$4.80	$4.80	0
Stephen Gerrard	1/26/05	6,667	$3.00	$3.27	$1,800.09
	7/15/05	13,333	$4.80	$4.80	0
Kenneth Riley	1/26/05	6,667	$3.00	$3.27	$1,800.09
	7/15/05	666	$4.80	$4.80	0
Krishna Venkatasamy	1/26/05	667	$3.00	$3.27	$180.09
	7/15/05	6,000	$4.80	$4.80	0
David Vetter	1/26/05	10,000	$3.00	$3.27	$2,700.00
	7/15/05	6,667	$4.80	$4.80	0
Donald R. Caldwell	2/10/05	6,667	$3.00	$3.27	$1,800.09

(1)     Mr. Commons resigned effective September 30, 2007.

Schedule II attached to this document sets forth a table indicating the beneficial ownership of our common stock by our executive officers and non-employee members of our Board of Directors as of October 18, 2007.

During the 60-day period ended October 18, 2007:

  we have not granted any options to purchase shares of our common stock;

  individuals exercised options to acquire 10,399 shares of our common stock with exercise prices per share ranging from $2.25 to $4.80, of which 10,000 shares were acquired by our Board members or executive officers;

  we have not cancelled any options to purchase shares of our common stock;

  15,629 shares of restricted stock units vested, all of which were held by our executive officers;

  we have granted 187,586 restricted stock units under our stock plan; and

  our Board members and executive officers did not sell any shares of our common stock.

The following non-employee Board members and executive officers were parties to the foregoing transactions involving Voxware common stock conducted during the 60-day period ended October 18, 2007:

  On September 28, 2007, Stephen Gerrard exercised options to purchase 10,000 shares of our common stock at an exercise price of $2.25 per share.

There are no other persons controlling Voxware.

Except as otherwise described above, and other than stock option grants, restricted stock unit awards and other stock-based awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock, or in our common stock, that were effected during the 60-day period ended October 18, 2007 by Voxware or by any current executive officer, Board member, affiliate or subsidiary of Voxware.

13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

The terms and provisions of each New Option will not differ from the terms and provisions in effect for the Eligible Option it replaces at the time of tender, except that the New Option will have an exercise price equal to the Adjusted Exercise Price determined for that option and a new grant date.

Pursuant to the accounting standards in effect under SFAS 123(R), we will recognize additional compensation expense for financial reporting purposes with respect to the grant of the New Options based on the incremental fair value of those options. Both the change in exercise price and the offsetting Cash Bonus are included in the determination of the incremental fair value of those options. We will not recognize any additional compensation expense for financial reporting purposes with respect to the cancellation of tendered Eligible Options and the grant of New Options in replacement with the same exercise price per share as the cancelled Eligible Options because there is no change in the exercise price or any other assumptions affecting the fair value.

14. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our paying the Cash Bonuses or canceling tendered options and granting New Options in replacement thereof, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the payment of the Cash Bonuses or the cancellation of tendered options and grant of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for replacement or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to replace Eligible Options is subject to certain conditions, including the conditions described in Section 7.

15. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the cancellation of tendered options, the grant of New Options in replacement thereof, and the payment of the Cash Bonuses. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Cancellation and Grant of New Options. The cancellation of a tendered Eligible Option and the grant of a New Option in replacement will not be a taxable event for U.S. federal income tax purposes.

Exercise of New Option. The tax treatment of your New Option will depend upon whether that option is an incentive stock option or a non-statutory stock option under the federal income tax laws.

      Incentive Stock Option. If the Adjusted Exercise Price per share of your New Option is at least equal to the Trading Value of our common stock on the Replacement Date, then the New Option will be taxed as an incentive stock option. In that event, no taxable income will be recognized for regular tax purposes at the time the New Option is exercised, unless there is a disqualifying disposition of the shares at that time. However, at the time you exercise your New Option, taxable income may arise for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at that time over the exercise price paid for those shares.

      Non-Statutory Stock Option. If the Adjusted Exercise Price per share of your New Option is less than the Trading Value per share on the Replacement Date, then your New Option will be taxed as a non-statutory option. In that event, you will recognize taxable income at the time the New Option is exercised. The amount of that taxable income will be equal to the amount by which the fair market value of the purchased shares at the time of exercise exceeds the exercise price paid for those shares, and the Company must collect the applicable federal, state and local withholding taxes with respect to that income.

Sale of Purchased Shares. The tax treatment will depend upon whether your shares were purchased under a New Option that is an incentive stock option or a New Option that is a non-statutory option.

      Incentive Stock Option. You will recognize taxable income for regular income tax purposes in the year in which the shares purchased under a New Option that is an incentive stock option are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, a disqualifying disposition will result. The two-year requirement for a qualifying disposition of shares purchased under any New Option granted pursuant to the Offer that are incentive stock options will be measured from the Replacement Date on which that New Option is granted.

Upon a qualifying disposition, you will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares.

If there is a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to you. Any additional gain or any loss recognized upon the disposition will be taxable as a capital gain or capital loss.

      Non-Statutory Stock Option. Upon the sale of the shares purchased under a New Option that is a non-statutory option, you will recognize capital gain in an amount equal to the excess of (i) the amount realized upon the sale of those shares over (ii) the fair market value of those shares at the time they were acquired upon the exercise of the option. The gain will be long-term if the shares are held for at least one year after the exercise date .

Cash Bonus. You will be immediately taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, Voxware must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX AND OTHER CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open, and thereby delay the acceptance of any Eligible Options for replacement by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for replacement upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options and replacement is limited by Rule 13e-4(f)(5) under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

     (i) we increase or decrease the amount of consideration offered for the Eligible Options, or

     (ii) we decrease the number of Eligible Options eligible to be tendered in the Offer.

17. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for replacement pursuant to this Offer.

18. ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your Eligible Options for replacement:

     a. our Annual Report on Form 10-KSB for our fiscal year ended June 30, 2007, filed with the SEC on September 25, 2007;

     b. our Quarterly Report on Form 10-QSB for our fiscal quarter ended March 31, 2007, filed with the SEC on May 1, 2007;

     c. all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report referred to in (a) above; and

     d. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on September 20, 1996, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000-21403. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Voxware, Inc.
168 Franklin Corner Road, Lawrenceville, New Jersey 08648
Attn: Investor Relations

or by contacting Janet Hoffner at 1-609-514-4100 extension 4126 or jhoffner@voxware.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to Voxware in this document should be read together with the information contained in the documents to which we have referred you.

19. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

All statements included or incorporated by reference in this document or our SEC reports referred to above, other than statements or characterizations of historical fact, are “forward-looking statements”. These forward-looking statements are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Voxware in connection with the Offer include, but are not limited to, the accounting treatment of the replacement of the Eligible Options and the grant of New Options; changes in the market price of Voxware common stock during the Offer. Our Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q and other SEC filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. These forward-looking statements speak only as of the date of this Offer. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal or to which we have referred you.

VOXWARE, INC.	October 19, 2007

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF VOXWARE, INC.

The members of the Voxware board of directors and the Voxware executive officers and their respective positions and offices as of October 18, 2007, are set forth in the following table:

NAME	POSITION AND OFFICES HELD
Directors

James L. Alexandre	Audit Committee; Nominating & Corporate Governance Committee

Joseph A. Allegra	Chairman of the Board; Compensation Committee; Nominating & Corporate Governance Committee

Donald R. Caldwell	Compensation Committee; Nominating & Corporate Governance Committee

Don Cohen

Michael Janis	Audit Committee

Robert Olanoff	Chairman of the Audit Committee

Scott J. Yetter	President and Chief Executive Officer of Voxware, Inc.

Executive Officers

Scott J. Yetter	President and Chief Executive Officer

Kenneth W. Riley	Controller, Interim Chief Financial Officer and Treasurer

Stephen Gerrard	Vice President and General Manager- International Operations and Secretary

Charles K. Rafferty	Vice President and General Manager-North American Operations

KrishnaKumar Venkatasamy	Vice President-Voxware Application Development

David Vetter	Chief Technology Officer

The address of each board member and executive officer is c/o Voxware, Inc., 168 Franklin Corner Road, Lawrenceville, New Jersey 08648.

SCHEDULE II

BENEFICIAL OWNERSHIP OF VOXWARE SECURITIES BY VOXWARE DIRECTORS AND
EXECUTIVE OFFICERS

The following table shows the holdings of Voxware common stock as of October 8, 2007 by each director and each executive officer of Voxware:

	Amount and Nature of
	Beneficial Ownership
Name of Beneficial Owner	(1) (2)	Percent
Directors (including nominees) and Executive Officers
Joseph A. Allegra (3)	3,495,149	54.78%
Donald R. Caldwell (4)	1,170,975	18.35%
James A. Alexandre (5)	108,610	1.70%
Michael Janis (6)	8,889	*
Robert Olanoff (7)	2,222	*
Don Cohen	--	--
Charles K. Rafferty (8)	77,313	1.21%
Stephen J. Gerrard (9)	58,580	*
Krishna Venkatasamy (10)	50,236	*
Scott J. Yetter (11)	49,946	*
David Vetter (12)	44,066	*
Kenneth W. Riley (13)	7,333	*
____________________

*	Does not exceed 1% of the outstanding shares.

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Restricted stock not yet vested is included in the total shares outstanding but excluded from both the total shares held by the beneficial holder and the total shares deemed outstanding for computing the percentage of the person holding such restricted stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(3)	Includes 2,713,442 shares of Common Stock and 772,818 shares of Common Stock issuable upon the exercise of warrants owned by Edison Venture Fund V, L.P. The reporting person is a general partner of Edison Venture Fund V, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes 8,889 shares of Common Stock issuable upon the exercise of stock options issued to Mr. Allegra.

(4)	Includes 904,480 shares of Common Stock and 257,606 shares of Common Stock issuable upon the exercise of warrants owned by Cross Atlantic Technology Fund II, L.P. Also includes 8,889 shares of Common Stock issuable upon the exercise of stock options issued to Mr. Caldwell. The reporting person is a general partner of Cross Atlantic Technology Fund II, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(5)	Includes 104,166 shares of Common Stock and 4,444 shares of Common Stock issuable upon the exercise of stock options.

(6)	Reflects 8,889 shares of Common Stock issuable upon the exercise of stock options.

(7)	Reflects 2,222 shares of Common Stock issuable upon the exercise of stock options.

(8)	Includes 75,577 shares of Common Stock issuable upon the exercise of stock options and 1,736 Restricted Stock Units.

(9)	Includes 5,000 shares of Common Stock, 51,844 shares of Common Stock issuable upon the exercise of stock options, and 1,736 Restricted Stock Units.

(10)	Includes 48,500 shares of Common Stock issuable upon the exercise of stock options and 1,736 Restricted Stock Units.

(11)	Includes 39,525 shares of Common Stock issuable upon the exercise of stock options and 10,421 Restricted Stock Units.

(12)	Includes 66 shares of Common Stock and 44,000 shares of Common Stock issuable upon the exercise of stock options.

(13)	Reflects 7,333 shares of Common Stock issuable upon the exercise of stock options.

A-2